Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

		Apr-03	Mar-03	Feb-03
Yield		15.66%	16.43%	15.89%
Less:	Coupon	2.11%	2.20%	2.40%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.23%	5.46%	5.49%
Excess Spread		6.82%	7.27%	6.50%

Three Month Average Excess Spread		6.86%	6.60%	6.45%

Delinquency:
	30 to 59 days	1.24%	1.30%	1.34%
	60 to 89 days	0.88%	0.88%	0.93%
	90 + days	1.85%	1.84%	1.88%
	Total	3.97%	4.02%	4.15%

Payment Rate		18.21%	18.38%	15.71%